Exhibit (G)(3)
March 12, 2012
JPMorgan Chase Bank, N.A.
4 New York Plaza, Floor 12
New York, NY 10004-2413
Attn: Tony Hanson

Re:	Goldman Sachs Variable Insurance Trust; additional portfolio under the Goldman Sachs Variable Insurance Trust contract
Ladies and Gentlemen:
This is to advise you that Goldman Sachs Variable Insurance Trust (the “Trust” or “VIT”) has established a new series of shares to be known as Goldman Sachs Variable Insurance Trust Global Markets Navigator Fund (the “Fund”). In accordance with Schedule 1 — Listing Of Funds of the Custodian Contract (the “Contract”), between the Trust and JPMorgan Chase Bank, N.A dated as of June 30, 2006, the Trust hereby requests that you act as Custodian of the Fund under the terms of the Contract.
Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one to the Trust and retaining one copy for your records.

GOLDMAN SACHS VARIABLE INSURANCE TRUST
By:	/s/ Scott McHugh
	Name:	Scott McHugh
	Title:	Treasurer of the Funds
Agreed to this 12th day of March, 2012

JPMORGAN CHASE BANK, N.A.
By:	/s/ Daniel J. Manniello
	Name:	Daniel J. Manniello
	Title:	Executive Director